Exhibit 99.1

Shake Shack Announces Third Quarter 2021 Financial Results
•Total Revenue grew 48.7% year-over-year to $193.9 million, and system-wide sales grew 53.1% to nearly $299 million.
•Third quarter Same-Shack Sales were up 24.8% versus 2020.
•Momentum versus 2019 continued into fiscal October with overall Same-Shack Sales down 1% and suburban Same-Shack Sales up 7%. All regions outside of NYC surpassed 2019 levels.
•Retained nearly 80% of digital sales in fiscal September from high in fiscal January 2021. Acquired 14% more first time purchasers through Company-owned digital channels versus the prior quarter.

NEW YORK, NY (Business Wire) — November 4, 2021 — Shake Shack Inc. (“Shake Shack” or the “Company”) (NYSE: SHAK) today reported its financial results for the third quarter ended September 29, 2021, a period that included 13 weeks.
Randy Garutti, Chief Executive Officer of Shake Shack, stated, “We are pleased with the positive sales performance seen during the third quarter. This quarter marks our highest revenue quarter ever, with total revenues of $193.9 million and system-wide sales of $298.6 million. We saw benefits to our urban Shacks as more of our guests returned to offices, events, commuting and tourism-based locations. Our suburban Shacks continue to recover and, on average, perform above 2019 levels. As of fiscal September, we had retained nearly 80% of our digital channel sales, compared to fiscal January 2021, even as in-Shack sales return. Sales strength aside, we are not immune to the margin pressures that are still being felt across our industry. Inflation in commodity prices and investments across team members are pressuring our margins. We remain committed to investing in our team members to ensure we are retaining and developing the best talent in our industry, and these pressures are likely to persist for the foreseeable future. Our team is working harder than ever to take care of each other, bring hospitality to our neighborhoods, transform our Shack formats, invest in critical digital infrastructure, and uplift everyone in the Shack community along the way."

Financial Highlights for the Third Quarter of 2021:

▪Total revenue in the third quarter of 2021 increased 48.7% to $193.9 million versus the same period last year.
▪Shack sales in the third quarter of 2021 increased 48.1% to $187.0 million versus the same period last year.
▪Same-Shack sales(1) improved to up 24.8% in the third quarter of 2021 versus the same period last year.
▪Licensed revenue in the third quarter of 2021 increased 68.3% to $6.9 million versus the same period last year.
▪Shack system-wide sales in the third quarter of 2021 increased 53.1% to $298.6 million versus the same period last year.
▪Operating loss in the third quarter of 2021 was $2.6 million compared to an Operating loss of $6.8 million in the same period last year.
▪Shack-level operating profit(2) increased 58.6% in the third quarter of 2021 versus the same period last year, to $29.6 million, or 15.8% of Shack sales.
▪Net loss was $2.4 million and adjusted EBITDA(2) was $15.8 million in the third quarter of 2021, compared to a Net loss of $6.1 million and adjusted EBITDA of $8.2 million in the same period last year.
▪Net loss attributable to Shake Shack Inc. was $2.2 million and adjusted pro forma net loss(2) was $2.0 million, or a loss of $0.05 per fully exchanged and diluted share in the third quarter of 2021, compared to Net loss attributable to Shake Shack Inc. of $5.6 million and adjusted pro forma net loss of $4.4 million, or a loss of $0.11 per fully exchanged and diluted share, in the same period last year.
▪Net system-wide Shack openings, comprised of five net domestic Company-operated Shacks and six net licensed Shacks.
▪Cash and cash equivalents and marketable securities on hand was $401.5 million as of September 29, 2021.

Exhibit 99.1
(1)In order to compare like-for-like periods for fiscal 2021, Same-Shack sales will compare the 52 weeks from December 31, 2020 through December 29, 2021 to the 52 weeks from January 2, 2020 through December 30, 2020. For Q3 2021, Same-Shack sales compares the thirteen weeks from July 1, 2021 through September 29, 2021 to the thirteen weeks from July 2, 2020 through September 30, 2020. Refer to the materials included in the Supplemental Financial Information, dated November 4, 2021, for illustrative monthly and quarterly comparative periods.
(2)Shack-level operating profit, adjusted EBITDA and adjusted pro forma net income (loss) are non-GAAP measures. Reconciliations of Shack-level operating profit to Loss from Operations and adjusted EBITDA to Net income (loss), and adjusted pro-forma net income (loss) to Net income (loss) attributable to Shake Shack, Inc., the most directly comparable financial measures presented in accordance with GAAP, are set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”

Third Quarter 2021 Review
Total revenue, which includes Shack sales and Licensing revenue, increased 48.7% versus the third quarter of 2020, to $193.9 million in the third quarter of 2021. Shack sales for the third quarter of 2021 were $187.0 million compared to $126.3 million in the third quarter of 2020, reflecting an increase of $60.7 million, or 48.1%, due in part to the opening of 30 net new domestic Company-operated Shacks between September 23, 2020 and September 29, 2021, as well as continued sales recovery across Shack markets.

Same-Shack Sales grew 24.8% year-over-year in the third quarter of 2021, compared to up 52.7% in the second quarter of 2021. This year-over-year growth in the third quarter was driven by a strong recovery across traffic, offset slightly by mix as we saw more of our guests return to in-Shack dining. We also saw improvement in our comparisons to 2019, improving from down 12.4% in the second quarter to down 7.3% in the third quarter. Throughout the third quarter we continued to see a steady recovery across our urban markets, likely led by the return to offices and increased travel. Markets such as New York City, Los Angeles, Chicago and Boston were the main drivers behind our urban growth. We also saw sequential improvement across our suburban Shacks, which span a variety of formats, with Same-Shack sales across this base exiting the quarter up 2% in fiscal September versus 2019. Suburban sales grew in the quarter despite being impacted by inclement weather and COVID related closures.

Average weekly sales were $72,000 in the third quarter of 2021, exceeding our historical seasonal expectations by coming in flat quarter-over-quarter. The third quarter also grew when compared to the first quarter of 2021, which saw average weekly sales of $64,000.

During the third quarter of 2021, total digital sales, including orders placed on the Shake Shack app, website and third-party delivery platforms, represented approximately 42% of Shack sales. Our retention of digital sales continues to hold steady at nearly 80% in fiscal September compared to fiscal January when digital sales peaked. The third quarter also saw the launch of our redesigned website, which is another key component of our omnichannel digital ecosystem. Not only does this redesign better showcase the Shake Shack brand and direct users to our Shake Shack app, it also improves the ease of ordering for our guests, especially on mobile web use cases. We are already beginning to see more web users download the Shake Shack app, an encouraging sign for the future of our digital business.

Licensing revenue for the third quarter of 2021 was $6.9 million, reflecting an increase of 68.3% versus the same period last year. Our domestic Shacks benefited from more air travel and lesser restrictions on capacity at major US sports venues while our international Shacks benefited from the relaxation of COVID restrictions in select markets. While we continue to benefit from the overall global recovery, conditions still remain volatile and ever-changing. As a reminder, as of fiscal October end, 6 of our airport locations around the world were still temporarily closed.

Operating loss for the third quarter of 2021 was $2.6 million, or a negative operating margin of 1.4%, compared to Operating loss of $6.8 million, or a negative operating margin of 5.2% for the third quarter of 2020. For the third quarter of 2021, Shack-level operating profit, a non-GAAP measure, was $29.6 million, or 15.8% of Shack sales, compared to Shack-level operating profit of $34.8 million, or 19.2% of Shack sales in the second quarter of 2021. This decrease versus the second quarter of 2021 was primarily the result of team member investments and chicken and beef inflation during the third quarter of 2021. A reconciliation of Shack-level operating profit to Loss from Operations, the most directly comparable GAAP financial measure, is set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”
•General and administrative expenses increased to $20.5 million in the third quarter of 2021 from $15.0 million in the third quarter of 2020. The third quarter of 2021 includes $2.3 million of equity-based compensation and other non-cash items. This increase was primarily due to the integral investments we are making across the business to support our people, as well as marketing and technology initiatives. We remain committed to leveraging our strong balance sheet to support these long term strategic plans as we move into 2022 and beyond. As a percentage of Total revenue, General and administrative expenses decreased to 10.6% for the third quarter of 2021 from 11.5% in the third quarter of 2020.

Development Highlights
During the third quarter of 2021, the Company opened five new domestic Company-operated Shacks and eight new licensed Shacks. These openings were partially offset by the closure of two international licensed Shacks in the third quarter of 2021.

Location	Type	Opening Date
Somerville, MA – Assembly Row	Domestic Company-operated	7/5/2021
Shanghai, China – Qiantan Taikoo Li	International Licensed	7/15/2021
Denver, CO – Denver International Airport	Domestic Licensed	7/20/2021
Mexico City, MX – Colonia del Valle	International Licensed	7/21/2021
Burlington, MA – Burlington Mall	Domestic Company-operated	8/3/2021
Hwaseong, South Korea – Dongtanyeakro 160	International Licensed	8/20/2021
Singapore, Singapore – Gardens By The Bay	International Licensed	8/28/2021
Orlando, FL – Orlando Premium Outlets	Domestic Company-operated	8/30/2021
Monterrey, MX – Arboleda	International Licensed	9/2/2021
Everett, MA – Encore Boston Harbor	Domestic Company-operated	9/10/2021
Seoul, South Korea – Hongdae	International Licensed	9/17/2021
Hangzhou, China – The MixC	International Licensed	9/23/2021
Oak Lawn, IL – Oak Lawn	Domestic Company-operated	9/24/2021
In fiscal October 2021, the Company opened two additional domestic Company-operated Shacks and one additional international licensed Shack.
Fiscal 2021 Outlook(1)
The Company is providing revenue and sales guidance for the fourth quarter of 2021.

Current Q4 2021 Outlook
Total revenue	$193.5 million to $200 million
Shack sales	$187 million to $193 million
Licensing revenue	$6.5 million to $7 million
Same-Shack sales versus 2020	+ mid to high teens
Shack-level operating profit margin	14% to 16%
Fiscal fourth quarter and fiscal year 2021 guidance is derived from recent trends and does not assume material changes to the current operating environment, inclusive of any potential further COVID impacts. The Company is reaffirming the full year Shack openings and expense guidance provided earlier this year.

Current 2021 Outlook
Domestic Company-operated Shack openings	35 to 38
Licensed Shack openings (gross)	Approximately 25
Total General and administrative expenses(2)	$86 million to $88 million
Equity-based compensation	approximately $9 million
Depreciation expense	$60 million to $63 million
Pre-opening costs	$13 million to $14 million
(1)The information provided in this section should be reviewed in conjunction with the section titled “Forward-Looking Information” in this release, which form the basis of our assumptions used to prepare this forward-looking information. You should not attribute undue certainty to this guidance, and we undertake no obligation to revise or update any forward-looking information, except as required by law.
(2)Includes approximately $8 million of the approximately $9 million total Equity-based compensation.

Earnings Conference Call
As previously announced, the Company will host a conference call to discuss its third quarter 2021 financial results today at 5:00 p.m. ET.
The conference call can be accessed live over the phone by dialing (877) 407-0792, or for international callers by dialing (201) 689-8263. A replay of the call will be available until November 11, 2021 by dialing (844) 512-2921 or for international callers by dialing (412) 317-6671; the passcode is 13723016.
The live audio webcast of the conference call will be accessible in the Events & Presentations section on the Company's Investor Relations website at investor.shakeshack.com. An archived replay of the webcast will also be available shortly after the live event has concluded.

Definitions
The following definitions apply to these terms as used in this release:
"Shack sales" is defined as the aggregate sales of food, beverages and Shake Shack branded merchandise at domestic Company-operated Shacks and excludes sales from licensed Shacks.
"Same-Shack sales" represents Shack sales for the comparable Shack base, which is defined as the number of domestic Company-operated Shacks open for 24 full fiscal months or longer. For days that Shacks were temporarily closed, the comparative prior period was also adjusted.
"Average weekly sales" is calculated by dividing total Shack sales by the number of operating weeks for all Shacks in operation during the period. For Shacks that are not open for the entire period, fractional adjustments are made to the number of operating weeks open such that it corresponds to the period of associated sales.
"Shack-level operating profit," a non-GAAP measure, is defined as Shack sales less Shack-level operating expenses including Food and paper costs, Labor and related expenses, Other operating expenses and Occupancy and related expenses.
"Shack-level operating profit margin," a non-GAAP measure, is defined as Shack sales less Shack-level operating expenses including Food and paper costs, Labor and related expenses, Other operating expenses and Occupancy and related expenses as a percentage of Shack sales.
“EBITDA,” a non-GAAP measure, is defined as Net income (loss) before interest expense (net of interest income), Income tax expense (benefit), and Depreciation and amortization expense.
“Adjusted EBITDA,” a non-GAAP measure, is defined as EBITDA (as defined above), excluding equity-based compensation expense, deferred lease costs, Impairment and loss on disposal of assets, amortization of cloud-based software implementation costs, as well as certain non-recurring items that the Company does not believe directly reflect its core operations and may not be indicative of the Company's recurring business operations.
“Adjusted EBITDA margin,” a non-GAAP measure, is defined as EBITDA (as defined above), excluding equity-based compensation expense, deferred lease costs, impairment and loss on disposal of assets, amortization of cloud-based software implementation costs, as well as certain non-recurring items that the Company does not believe directly reflect its core operations, as a percentage of revenue.
"Adjusted pro forma net income," a non-GAAP measure, represents Net income (loss) attributable to Shake Shack Inc. assuming the full exchange of all outstanding SSE Holdings, LLC membership interests ("LLC Interests") for shares of Class A common stock, adjusted for certain non-recurring and other items that the Company does not believe directly reflect its core operations.

About Shake Shack
Shake Shack is a modern day "roadside" burger stand serving a classic American menu of premium burgers, chicken sandwiches, hot dogs, crinkle cut fries, shakes, frozen custard, beer and wine. With its fresh, simple, high-quality food at a great value, Shake Shack is a fun and lively community gathering place with widespread appeal. Shake Shack’s mission is to Stand for Something Good®, from its premium ingredients and caring hiring practices to its inspiring designs and deep community investment. Since the original Shack opened in 2004 in NYC’s Madison Square Park, the Company has expanded to approximately 220 domestic locations in 32 U.S. States and the District of Columbia and more than 100 international locations including London, Hong Kong, Shanghai, Singapore, Philippines, Mexico, Istanbul, Dubai, Tokyo, Seoul and more.
Media:
Kristyn Clark, Shake Shack
(646) 747-8776
kclark@shakeshack.com
Investor Relations:
Melissa Calandruccio, ICR
Michelle Michalski, ICR
(844) SHACK-04 (844-742-2504)
investor@shakeshack.com

Forward-Looking Statements
This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"), which are subject to known and unknown risks, uncertainties and other important factors that may cause actual results to be materially different from the statements made herein. All statements other than statements of historical fact included in this press release are forward-looking statements, including, but not limited to, expected financial outlook and operating performance for fiscal 2021, including guidance for the fourth quarter and full year 2021, expected Shack openings, expected Same-Shack sales growth, sales opportunities and trends in the Company’s operations. Forward-looking statements discuss the Company's current expectations and projections relating to its financial position, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "aim," "anticipate," "believe," "estimate," "expect," "forecast," "future," "intend," "outlook," "potential," "project," "projection," "plan," "seek," "may," "could," "would," "will," "should," "can," "can have," "likely," the negatives thereof and other similar expressions. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. Some of the factors which could cause results to differ materially from the Company's expectations include the continuing impact of the COVID-19 pandemic, including the potential impact of any COVID-19 variants, the Company's ability to develop and open new Shacks on a timely basis, increased costs or shortages or interruptions in the supply and delivery of our products, increased labor costs or shortages, the Company's management of its digital capabilities and expansion into delivery, our ability to maintain and grow sales at our existing Shacks, and risks relating to the restaurant industry generally. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2020 filed with the Securities and Exchange Commission ("SEC"). All of the Company's SEC filings are available online at www.sec.gov, www.shakeshake.com or upon request from Shake Shack Inc. The forward-looking statements included in this press release are made only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

SHAKE SHACK INC.
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(UNAUDITED)
(in thousands, except per share amounts)

	Thirteen Weeks Ended				Thirty-Nine Weeks Ended
	September 29 2021		September 23 2020		September 29 2021		September 23 2020
Shack sales	$186,972	96.4%	$126,288	96.8%	$519,110	96.7%	$353,855	96.9%
Licensing revenue	6,923	3.6%	4,113	3.2%	17,527	3.3%	11,502	3.1%
TOTAL REVENUE	193,895	100.0%	130,401	100.0%	536,637	100.0%	365,357	100.0%
Shack-level operating expenses(1):
Food and paper costs	57,925	31.0%	37,903	30.0%	157,472	30.3%	107,494	30.4%
Labor and related expenses	58,208	31.1%	37,898	30.0%	157,221	30.3%	110,597	31.3%
Other operating expenses	26,613	14.2%	18,743	14.8%	74,032	14.3%	50,826	14.4%
Occupancy and related expenses	14,640	7.8%	13,093	10.4%	43,427	8.4%	37,974	10.7%
General and administrative expenses	20,504	10.6%	14,962	11.5%	60,435	11.3%	45,170	12.4%
Depreciation and amortization expense	15,183	7.8%	12,376	9.5%	43,381	8.1%	36,233	9.9%
Pre-opening costs	2,933	1.5%	1,822	1.4%	8,767	1.6%	5,799	1.6%
Impairment and loss on disposal of assets	535	0.3%	402	0.3%	1,262	0.2%	2,924	0.8%
TOTAL EXPENSES	196,541	101.4%	137,199	105.2%	545,997	101.7%	397,017	108.7%
LOSS FROM OPERATIONS	(2,646)	(1.4)%	(6,798)	(5.2)%	(9,360)	(1.7)%	(31,660)	(8.7)%
Other income, net	18	—%	34	—%	157	—%	335	0.1%
Interest expense	(350)	(0.2)%	(143)	(0.1)%	(1,224)	(0.2)%	(697)	(0.2)%
LOSS BEFORE INCOME TAXES	(2,978)	(1.5)%	(6,907)	(5.3)%	(10,427)	(1.9)%	(32,022)	(8.8)%
Benefit from income taxes	(576)	(0.3)%	(797)	(0.6)%	(10,665)	(2.0)%	(6,802)	(1.9)%
NET INCOME (LOSS)	(2,402)	(1.2)%	(6,110)	(4.7)%	238	—%	(25,220)	(6.9)%
Less: Net loss attributable to non-controlling interests	(224)	(0.1)%	(551)	(0.4)%	(837)	(0.2)%	(2,490)	(0.7)%
NET INCOME (LOSS) ATTRIBUTABLE TO SHAKE SHACK INC.	$(2,178)	(1.1)%	$(5,559)	(4.3)%	$1,075	0.2%	$(22,730)	(6.2)%
Earnings (loss) per share of Class A common stock:
Basic	$(0.06)		$(0.15)		$0.03		$(0.62)
Diluted	$(0.06)		$(0.15)		$0.01		$(0.62)
Weighted-average shares of Class A common stock outstanding:
Basic	39,137		38,251		39,066		36,668
Diluted	39,137		38,251		43,448		36,668

(1)As a percentage of Shack sales.

SHAKE SHACK INC.
SELECTED BALANCE SHEET DATA AND OPERATING DATA
(UNAUDITED)

(in thousands)	September 29 2021	December 30 2020
SELECTED BALANCE SHEET DATA:
Cash and cash equivalents	$321,421	$146,873
Marketable securities	$80,082	$36,887
Total assets	$1,440,302	$1,145,348
Total liabilities	$997,023	$710,855
Total equity	$443,279	$434,493

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
(dollar amounts in thousands)	September 29 2021	September 23 2020	September 29 2021	September 23 2020
SELECTED OPERATING DATA:
Same-Shack sales growth (decline)	24.8%	(31.7)%	25.8%	(31.5)%
Shacks in the comparable base	143	102	144	102

Shack system-wide sales(1)	$298,629	$195,075	$808,827	$540,445

Average weekly sales
Domestic Company-operated	$72	$58	$70	$56

Shack-level operating profit(2)	$29,586	$18,651	$86,958	$46,964
Shack-level operating profit margin(2)	15.8%	14.8%	16.8%	13.3%

Adjusted EBITDA(2)	$15,830	$8,159	$43,609	$13,589
Adjusted EBITDA margin(2)	8.2%	6.3%	8.1%	3.7%

Capital expenditures	$24,143	$9,365	$68,852	$47,002

Shack counts (at end of period):
System-wide	350	298	350	298
Domestic Company-operated	205	175	205	175
Domestic licensed	24	22	24	22
International licensed	121	101	121	101

(1)    Shack system-wide sales is an operating measure and consists of sales from domestic Company-operated Shacks, domestic licensed Shacks and international licensed Shacks. The Company does not recognize the sales from licensed Shacks as revenue. Of these amounts, revenue is limited to Shack sales from domestic Company-operated Shacks and licensing revenue based on a percentage of sales from domestic and international licensed Shacks, as well as certain up-front fees such as territory fees and opening fees.
(2)    Shack-level operating profit and adjusted EBITDA are non-GAAP measures. Reconciliations of Shack-level operating profit to Loss from Operations and adjusted EBITDA to Net income (loss), the most directly comparable financial measures presented in accordance with GAAP, are set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”

SHAKE SHACK INC.
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

To supplement the consolidated financial statements, which are prepared and presented in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses the following non-GAAP financial measures: Shack-level operating profit, Shack-level operating profit margin, EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted pro forma net income (loss) and adjusted pro forma earnings (loss) per fully exchanged and diluted share (collectively the "non-GAAP financial measures").
Shack-Level Operating Profit
Shack-level operating profit is defined as Shack sales less Shack-level operating expenses including Food and paper costs, Labor and related expenses, Other operating expenses and Occupancy and related expenses.
How This Measure Is Useful
When used in conjunction with GAAP financial measures, Shack-level operating profit and Shack-level operating profit margin are supplemental measures of operating performance that the Company believes are useful measures to evaluate the performance and profitability of its Shacks. Additionally, Shack-level operating profit and Shack-level operating profit margin are key metrics used internally by management to develop internal budgets and forecasts, as well as assess the performance of its Shacks relative to budget and against prior periods. It is also used to evaluate employee compensation as it serves as a metric in certain performance-based employee bonus arrangements. The Company believes presentation of Shack-level operating profit and Shack-level operating profit margin provides investors with a supplemental view of its operating performance that can provide meaningful insights to the underlying operating performance of the Shacks, as these measures depict the operating results that are directly impacted by the Shacks and exclude items that may not be indicative of, or are unrelated to, the ongoing operations of the Shacks. It may also assist investors to evaluate the Company's performance relative to peers of various sizes and maturities and provides greater transparency with respect to how management evaluates the business, as well as the financial and operational decision-making.
Limitations of the Usefulness of this Measure
Shack-level operating profit and Shack-level operating profit margin may differ from similarly titled measures used by other companies due to different methods of calculation. Presentation of Shack-level operating profit and Shack-level operating profit margin is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. Shack-level operating profit excludes certain costs, such as General and administrative expenses and Pre-opening costs, which are considered normal, recurring cash operating expenses and are essential to support the operation and development of the Company's Shacks. Therefore, this measure may not provide a complete understanding of the Company's operating results as a whole and Shack-level operating profit and Shack-level operating profit margin should be reviewed in conjunction with the Company's GAAP financial results. A reconciliation of Shack-level operating profit to Loss from Operations, the most directly comparable GAAP financial measure, is set forth below.

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
(dollar amounts in thousands)	September 29 2021	September 23 2020	September 29 2021	September 23 2020
Loss from Operations	$(2,646)	$(6,798)	$(9,360)	$(31,660)
Less:
Licensing revenue	6,923	4,113	17,527	11,502
Add:
General and administrative expenses	20,504	14,962	60,435	45,170
Depreciation and amortization expense	15,183	12,376	43,381	36,233
Pre-opening costs	2,933	1,822	8,767	5,799
Impairment and loss on disposal of assets(1)	535	402	1,262	2,924
Shack-level operating profit	$29,586	$18,651	$86,958	$46,964

Total revenue	$193,895	$130,401	$536,637	$365,357
Less: Licensing revenue	6,923	4,113	17,527	11,502
Shack sales	$186,972	$126,288	$519,110	$353,855

Shack-level operating profit margin(2)	15.8%	14.8%	16.8%	13.3%

(1)For the thirty-nine weeks ended September 23, 2020, amount includes a non-cash impairment charge of $1.1 million related to one Shack.
(2)As a percentage of Shack sales.

SHAKE SHACK INC.
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)
EBITDA and Adjusted EBITDA
EBITDA is defined as Net income (loss) before interest expense (net of interest income), Income tax expense (benefit) and Depreciation and amortization expense. Adjusted EBITDA is defined as EBITDA (as defined above) excluding equity-based compensation expense, deferred lease costs, Impairment and loss on the disposal of assets, amortization of cloud-based software implementation costs, as well as certain non-recurring items that the Company does not believe directly reflect its core operations and may not be indicative of the Company's recurring business operations.
How These Measures Are Useful
When used in conjunction with GAAP financial measures, EBITDA and adjusted EBITDA are supplemental measures of operating performance that the Company believes are useful measures to facilitate comparisons to historical performance and competitors' operating results. Adjusted EBITDA is a key metric used internally by management to develop internal budgets and forecasts and also serves as a metric in its performance-based equity incentive programs and certain bonus arrangements. The Company believes presentation of EBITDA and adjusted EBITDA provides investors with a supplemental view of the Company's operating performance that facilitates analysis and comparisons of its ongoing business operations because they exclude items that may not be indicative of the Company's ongoing operating performance.
Limitations of the Usefulness of These Measures
EBITDA and adjusted EBITDA may differ from similarly titled measures used by other companies due to different methods of calculation. Presentation of EBITDA and adjusted EBITDA is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. EBITDA and adjusted EBITDA exclude certain normal recurring expenses. Therefore, these measures may not provide a complete understanding of the Company's performance and should be reviewed in conjunction with the GAAP financial measures. A reconciliation of EBITDA and adjusted EBITDA to Net income (loss) the most directly comparable GAAP measure, is as follows.

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
(dollar amounts in thousands)	September 29 2021	September 23 2020	September 29 2021	September 23 2020
Net income (loss)	$(2,402)	$(6,110)	$238	$(25,220)
Depreciation and amortization expense	15,183	12,376	43,381	36,233
Interest expense, net	350	143	1,224	697
Benefit from income taxes	(576)	(797)	(10,665)	(6,802)
EBITDA	12,555	5,612	34,178	4,908

Equity-based compensation	2,324	1,339	5,963	4,058
Amortization of cloud-based software implementation costs(1)	308	458	935	1,086
Deferred lease costs(2)	108	258	237	407
Impairment and loss on disposal of assets(3)	535	402	1,262	2,924
Debt offering related costs(4)	—	—	236	—
Legal settlement(5)	—	—	619	—
Executive transition costs(6)	—	82	179	150
Project Concrete(7)	—	8	—	(229)
Other(8)	—	—	—	285
Adjusted EBITDA	$15,830	$8,159	$43,609	$13,589

Adjusted EBITDA margin(9)	8.2%	6.3%	8.1%	3.7%

(1)Represents amortization of capitalized implementation costs related to cloud-based software arrangements that are included within General and administrative expenses.
(2)Reflects the extent to which lease expense is greater than or less than contractual fixed base rent.
(3)Includes losses on disposals of property and equipment in the normal course of business. For the thirty-nine weeks ended September 23, 2020, this amount includes a non-cash impairment charge of $1.1 million related to one Shack.
(4)Costs incurred in connection with the Company’s Convertible Notes, issued in March 2021, including consulting and advisory fees.
(5)Expense incurred to establish an accrual related to the settlement of a legal matter.
(6)Represents fees paid in connection with the search and hiring of certain executive and key management positions.
(7)Represents consulting and advisory fees related to the Company's enterprise-wide system upgrade initiative called Project Concrete.
(8)Represents incremental expenses incurred related to an inventory adjustment and certain employee-related expenses.
(9)Calculated as a percentage of Total revenue, which was $193,895 and $536,637 for the thirteen and thirty-nine weeks ended September 29, 2021, respectively, and $130,401 and $365,357 for the thirteen and thirty-nine weeks ended September 23, 2020, respectively.

Adjusted Pro Forma Net Income (Loss) and Adjusted Pro Forma Earnings (Loss) Per Fully Exchanged and Diluted Share
Adjusted pro forma net income (loss) represents Net income (loss) attributable to Shake Shack Inc. assuming the full exchange of all outstanding SSE Holdings, LLC membership interests ("LLC Interests") for shares of Class A common stock, adjusted for certain non-recurring items that the Company does not believe are directly related to its core operations and may not be indicative of recurring business operations. Adjusted pro forma earnings (loss) per fully exchanged and diluted share is calculated by dividing adjusted pro forma net income (loss) by the weighted-average shares of Class A common stock outstanding, assuming the full exchange of all outstanding LLC Interests, after giving effect to the dilutive effect of outstanding equity-based awards.
How These Measures Are Useful
When used in conjunction with GAAP financial measures, adjusted pro forma net income (loss) and adjusted pro forma earnings (loss) per fully exchanged and diluted share are supplemental measures of operating performance that the Company believes are useful measures to evaluate performance period over period and relative to its competitors. By assuming the full exchange of all outstanding LLC Interests, the Company believes these measures facilitate comparisons with other companies that have different organizational and tax structures, as well as comparisons period over period because it eliminates the effect of any changes in Net income (loss) attributable to Shake Shack Inc. driven by increases in its ownership of SSE Holdings, which are unrelated to the Company's operating performance, and excludes items that are non-recurring or may not be indicative of ongoing operating performance.
Limitations of the Usefulness of These Measures
Adjusted pro forma net income (loss) and adjusted pro forma earnings (loss) per fully exchanged and diluted share may differ from similarly titled measures used by other companies due to different methods of calculation. Presentation of adjusted pro forma net income (loss) and adjusted pro forma earnings (loss) per fully exchanged and diluted share should not be considered alternatives to Net income (loss) and earnings (loss) per share, as determined under GAAP. While these measures are useful in evaluating the Company's performance, it does not account for the earnings attributable to the non-controlling interest holders and therefore does not provide a complete understanding of the Net income (loss) attributable to Shake Shack Inc. Adjusted pro forma net income (loss) and adjusted pro forma earnings (loss) per fully exchanged and diluted share should be evaluated in conjunction with GAAP financial results. A reconciliation of adjusted pro forma net income (loss) to Net income (loss) attributable to Shake Shack Inc., the most directly comparable GAAP measure, and the computation of adjusted pro forma earnings (loss) per fully exchanged and diluted share are set forth below.

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
(in thousands, except per share amounts)	September 29 2021	September 23 2020	September 29 2021	September 23 2020
Numerator:
Net income (loss) attributable to Shake Shack Inc.	$(2,178)	$(5,559)	$1,075	$(22,730)
Adjustments:
Reallocation of Net loss attributable to non-controlling interests from the assumed exchange of LLC Interests(1)	(224)	(551)	(837)	(2,490)
Executive transition costs(2)	—	82	179	150
Project Concrete(3)	—	8	—	(229)
Legal settlement(4)	—	—	619	—
Debt offering related costs(5)	—	—	236	—
Revolving Credit Facility amendments related costs(6)	—	—	323	—
Other(7)	—	—	—	285
Impact to income tax benefit(8)	392	1,608	528	3,141
Adjusted pro forma net income (loss)	$(2,010)	$(4,412)	$2,123	$(21,873)

Denominator:
Weighted-average shares of Class A common stock outstanding—diluted	39,137	38,251	43,448	36,668
Adjustments:
Assumed exchange of LLC Interests for shares of Class A common stock(1)	2,922	3,114	—	3,125
Adjusted pro forma fully exchanged weighted-average shares of Class A common stock outstanding—diluted	42,059	41,365	43,448	39,793

Adjusted pro forma earnings (loss) per fully exchanged share—diluted	$(0.05)	$(0.11)	$0.05	$(0.55)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 29 2021	September 23 2020	September 29 2021	September 23 2020
Earnings (loss) per share of Class A common stock—diluted	$(0.06)	$(0.15)	$0.01	$(0.62)
Assumed exchange of LLC Interests for shares of Class A common stock(1)	—	—	—	(0.01)
Non-GAAP adjustments(9)	0.01	0.04	0.04	0.08
Adjusted pro forma earnings (loss) per fully exchanged share—diluted	$(0.05)	$(0.11)	$0.05	$(0.55)

(1)Assumes the exchange of all outstanding LLC Interests for shares of Class A common stock, resulting in the elimination of the non-controlling interest and recognition of the net income (loss) attributable to non-controlling interests.
(2)Represents costs incurred in connection with our executive search, including fees paid to an executive recruiting firm.
(3)Represents consulting and advisory fees related to our enterprise-wide system upgrade initiative called Project Concrete.
(4)Expense incurred to establish an accrual related to the settlement of a legal matter.
(5)Costs incurred in connection with the Company’s Convertible Notes, issued in March 2021, including consulting and advisory fees.
(6)Expense incurred in connection with the Company's amendments on the Revolving Credit Facility, including the write-off of previously capitalized costs on the Revolving Credit Facility.
(7)Represents incremental expenses incurred related to an inventory adjustment and certain employee-related expenses.
(8)Represents the tax effect of the aforementioned adjustments and pro forma adjustments to reflect corporate income taxes at assumed effective tax rates of 32.5% and 123.4% for the thirteen and thirty-nine weeks ended September 29, 2021, respectively, and 35.3% and 31.3% for the thirteen and thirty-nine weeks ended September 23, 2020, respectively. Amounts include provisions for U.S. federal income taxes, certain LLC entity-level taxes and foreign withholding taxes, assuming the highest statutory rates apportioned to each applicable state, local and foreign jurisdiction.
(9)Represents the per share impact of non-GAAP adjustments for each period. Refer to the reconciliation of Adjusted Pro Forma Net Income (Loss) above, for additional information.